Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2020 Second Quarter and Year-to-Date Results

•	Revenue $238.1 Million in Q2 Fiscal 2020; Organic Revenue Flat

•	GAAP Diluted EPS of $0.65 in Q2 Fiscal 2020; Adjusted EPS of $0.68, Up 5% Versus Prior Year Q2

•	Cash Flow From Operations of $50.2 Million; Non-GAAP Free Cash Flow of $47.2 Million in Q2

•	Reduced Debt by $46 Million and Completed $50 Million Share Repurchase Program in First Half Fiscal 2020

•	Reaffirming Previously Issued Organic FY’20 Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-October 31, 2019-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and year-to-date fiscal 2020 ended September 30, 2019.

“Our second quarter and year-to-date results were in-line with our expectations, led by positive consumption trends across our portfolio. Our solid financial profile and cash generation allowed us to opportunistically repurchase shares and further reduce debt during Q2. Based on these solid trends and strong cash flow we are well positioned to achieve our full-year fiscal 2020 guidance,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2019

Reported revenues in the second quarter of fiscal 2020 were $238.1 million compared to $239.4 million in the second quarter of fiscal 2019. Revenues were flat on an organic basis, which excludes the effect of foreign currency. The revenue performance for the quarter was driven by a strong international segment and consumption gains in the Company’s core brand portfolio domestically, offset by continued retailer inventory reductions.

Reported gross profit margin in the second quarter fiscal 2020 was 57.4%, flat with the prior year comparable period. Excluding transition costs associated with a new logistics provider and location, adjusted gross profit margin was 58.0% in second quarter fiscal 2020, an increase versus prior year driven primarily by product mix.

Reported net income for the second quarter of fiscal 2020 totaled $33.3 million versus the prior year comparable period net income of $30.8 million. Diluted earnings per share were $0.65 for the second quarter fiscal 2020, compared to $0.59 per share in the prior year comparable period. Non-GAAP adjusted net income for the second quarter fiscal 2020 was $34.3 million, flat to the prior year comparable period’s adjusted net income of $34.2 million. Non-GAAP adjusted earnings per share were $0.68 per share for the second quarter fiscal 2020, an increase compared to $0.65 per share in the prior year.

Adjustments to net income in the second quarter of fiscal 2020 included costs associated with a new logistics provider and location, and the related income tax effects of the adjustments. Adjustments to net income in the second quarter of fiscal 2019 included legal and various other costs associated with the Household Cleaning divestiture, and the related income tax effects.

First Half of Fiscal 2020 Ended September 30, 2019

Reported revenues for the first six months of fiscal 2020 decreased 4.7% to $470.2 million compared to $493.3 million in the first six months of fiscal 2019. Revenues were flat on an organic basis, which excludes the effect of foreign currency and the divestiture of the non-core Household Cleaning segment in the prior year. The revenue performance for the first six months of fiscal 2020 was driven by strong international segment growth and consumption gains in the Company’s core brand portfolio domestically, offset by retailer inventory reductions.

Reported gross profit margin in the first six months of fiscal 2020 was 57.6%, compared to 56.4% for the first six months of fiscal 2019. On an adjusted basis excluding the effects of a new logistics provider and location in the current year, gross profit margin was 57.9% for the first six months of fiscal 2020.

Reported net income for the first six months of fiscal 2020 totaled $67.2 million versus the prior year comparable period net income of $65.3 million. Diluted earnings per share were $1.31 for the first six months of fiscal 2020 compared to $1.24 per share in the prior year comparable period. Non-GAAP adjusted net income for the first six months of fiscal 2020 was $68.2 million, versus the prior year comparable period’s adjusted net income of $70.0 million. Non-GAAP adjusted earnings per share were $1.33 per share for the first six months of fiscal 2020 and in the first six months of fiscal 2019. The prior year comparable period results included profit contribution related to the divested Household Cleaning segment.

Adjustments to net income in the first six months of fiscal 2020 included costs associated with a new logistics provider and location, and the related income tax effects of the adjustments. Adjustments to net income in the first six months of fiscal

2019 included legal and various other costs and a gain associated with the Household Cleaning divestiture and the related income tax, as well as accelerated amortization of debt origination costs.

Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the second quarter 2020 increased to $50.2 million from $39.3 million during the same period a year earlier. Non-GAAP free cash flow for the second quarter fiscal 2020 was
$47.2 million, an increase from $44.1 million in the prior year comparable period.

In fiscal 2020 year-to-date, the Company used its cash flow to reduce debt by $46 million. The Company also fully executed its previously-authorized $50 million share repurchase program, repurchasing 1.6 million shares in total.

The Company's net debt position as of September 30, 2019 was approximately $1.7 billion, approximately flat versus the prior quarter, as second quarter 2020 cash generation went partially towards share repurchase. At September 30, 2019 the Company's covenant-defined leverage ratio was 5.0x.

Segment Review

North American OTC Healthcare: Segment revenues totaled $213.9 million for the second quarter of fiscal 2020, compared to the prior year comparable quarter's revenues of $216.0 million. The second quarter fiscal 2020 revenue performance was attributable to increased consumption for the Company’s core OTC brands which was more than offset by retailer inventory reductions.

For the first six months of the current fiscal year, reported revenues for the North American OTC Healthcare segment were $424.7 million compared to $430.7 million in the prior year comparable period. The first six months of fiscal year 2020 was favorably impacted by increased consumption among the majority of core OTC brands, but more than offset by inventory reductions at certain key retailers and continued declines of the Company’s manage-for-cash portfolio.

International OTC Healthcare: Segment fiscal second quarter 2020 revenues totaled $24.2 million, compared to $23.4 million reported in the prior year comparable period. Revenues versus the prior year second quarter benefitted from consumption growth and the timing of distributor orders and shipments, partially offset by unfavorable foreign currency of approximately $1 million.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $45.6 million versus the prior year’s comparable period’s revenues of $42.8 million, attributable to consumption and shipment growth in the Asia-Pacific region, including the Company’s brand portfolio in Australia and Asia-Pacific. Growth was partially offset by unfavorable foreign currency exchange rates of approximately $2 million.

Household Cleaning: As previously announced, the Company sold its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues, with no reported revenue in subsequent quarters.

Commentary and Outlook for Fiscal 2020

Ron Lombardi, CEO, stated, “Midway through fiscal 2020, we are pleased with our performance which has tracked to our expectations and gives us confidence in our financial outlook for the year. Our consumption trends remain healthy, and importantly include market share gains for the majority of the Company’s core brands, which are driven by our invest-for-growth strategy. In addition, as we previously discussed in our Q1 earnings release, we have commenced the transition to a new third-party logistics provider and location and, although early in this process, it is tracking to our expectations for both costs and timing.”

Mr. Lombardi continued, “For full-year fiscal 2020 we continue to expect organic revenue to be approximately flat versus the year ago, with reported revenues down slightly from our prior outlook due to unfavorable foreign currency. Our stable business profit outlook for fiscal 2020 enables a disciplined capital allocation approach, in which we still anticipate our primary use of cash being debt reduction. We continue to benefit from a diverse portfolio of leading brands and remain confident in our long-term growth prospects,” Mr. Lombardi concluded.

Fiscal 2020 Full-Year Outlook
Revenue(1)	$947 to $957 million
Organic Growth Percentage*	Approximately Flat
Adjusted E.P.S.*	$2.76 to $2.83
Adjusted Free Cash Flow*	$200 million or more hh

(1)	Revenue outlook includes estimated unfavorable foreign currency for the fiscal year

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Fiscal Q2 2020 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its second quarter results today, October 31, 2019 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 7237807. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 7237807.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "prospects," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the expected consumption trends and market share for the Company’s products, costs and timing of the transition to a new logistics provider, Company's expectations regarding future operating results including revenues, organic growth, earnings per share and free cash flow, the Company’s disciplined capital allocation, the Company’s ability to reduce debt and the Company’s ability to position itself for long-term growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, the impact of the transition to a new third party logistics provider, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2019	2018	2019	2018
Revenues
Net sales	$238,051	$239,354	$470,184	$493,308
Other revenues	18	3	39	29
Total revenues	238,069	239,357	470,223	493,337

Cost of Sales
Cost of sales excluding depreciation	100,318	100,647	197,418	212,716
Cost of sales depreciation	1,000	1,238	1,987	2,526
Cost of sales	101,318	101,885	199,405	215,242
Gross profit	136,751	137,472	270,818	278,095

Operating Expenses
Advertising and promotion	38,667	37,042	73,468	74,153
General and administrative	22,514	24,034	44,220	47,975
Depreciation and amortization	6,222	6,756	12,296	13,840
Gain on divestiture	—	(1,284)	—	(1,284)
Total operating expenses	67,403	66,548	129,984	134,684
Operating income	69,348	70,924	140,834	143,411

Other (income) expense
Interest income	(32)	(33)	(75)	(133)
Interest expense	24,509	27,103	49,572	53,143
Other expense, net	859	335	1,275	422
Total other expense	25,336	27,405	50,772	53,432
Income before income taxes	44,012	43,519	90,062	89,979
Provision for income taxes	10,760	12,678	22,885	24,672
Net income	$33,252	$30,841	$67,177	$65,307

Earnings per share:
Basic	$0.66	$0.59	$1.32	$1.25
Diluted	$0.65	$0.59	$1.31	$1.24

Weighted average shares outstanding:
Basic	50,455	51,841	51,073	52,238
Diluted	50,811	52,153	51,426	52,545

Comprehensive income, net of tax:
Currency translation adjustments	(3,584)	(2,145)	(3,808)	(5,119)
Total other comprehensive loss	(3,584)	(2,145)	(3,808)	(5,119)
Comprehensive income	$29,668	$28,696	$63,369	$60,188

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2019	March 31, 2019

Assets
Current assets
Cash and cash equivalents	$27,905	$27,530
Accounts receivable, net of allowance of $18,095 and $12,965, respectively	142,602	148,787
Inventories	126,362	119,880
Prepaid expenses and other current assets	8,017	4,741
Total current assets	304,886	300,938

Property, plant and equipment, net	52,500	51,176
Operating lease right-of-use asset	33,145	—
Goodwill	577,544	578,583
Intangible assets, net	2,493,469	2,507,210
Other long-term assets	3,216	3,129
Total Assets	$3,464,760	$3,441,036

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$64,941	$56,560
Accrued interest payable	9,458	9,756
Operating lease liabilities, current portion	7,016	—
Other accrued liabilities	65,479	60,663
Total current liabilities	146,894	126,979

Long-term debt, net	1,754,171	1,798,598
Deferred income tax liabilities	404,632	399,575
Long-term operating lease liability, net of current portion	27,457	—
Other long-term liabilities	18,816	20,053
Total Liabilities	2,351,970	2,345,205

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,755 shares at September 30, 2019 and 53,670 shares at March 31, 2019	537	536
Additional paid-in capital	483,595	479,150
Treasury stock, at cost - 3,523 shares at September 30, 2019 and 1,871 shares at March 31, 2019	(110,784)	(59,928)
Accumulated other comprehensive loss, net of tax	(29,555)	(25,747)
Retained earnings	768,997	701,820
Total Stockholders' Equity	1,112,790	1,095,831
Total Liabilities and Stockholders' Equity	$3,464,760	$3,441,036

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2019	2018
Operating Activities
Net income	$67,177	$65,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,283	16,366
Gain on divestiture	—	(1,284)
Loss on disposal of property and equipment	19	37
Deferred income taxes	5,827	339
Amortization of debt origination costs	1,711	3,021
Stock-based compensation costs	3,902	4,328
Non-cash operating lease cost	3,154	—
Other	—	247
Changes in operating assets and liabilities:
Accounts receivable	5,982	(7,718)
Inventories	(6,400)	(4,145)
Prepaid expenses and other current assets	(3,128)	1,302
Accounts payable	8,465	4,187
Accrued liabilities	6,616	14,339
Operating lease liabilities	(3,398)	—
Other	(1,210)	(1,219)
Net cash provided by operating activities	103,000	95,107

Investing Activities
Purchases of property, plant and equipment	(5,822)	(5,074)
Proceeds from divestiture	—	65,912
Net cash (used in) provided by investing activities	(5,822)	60,838

Financing Activities
Term loan repayments	—	(100,000)
Borrowings under revolving credit agreement	30,000	30,000
Repayments under revolving credit agreement	(76,000)	(30,000)
Proceeds from exercise of stock options	544	1,028
Fair value of shares surrendered as payment of tax withholding	(880)	(2,281)
Repurchase of common stock	(49,976)	(49,978)
Net cash used in financing activities	(96,312)	(151,231)

Effects of exchange rate changes on cash and cash equivalents	(491)	(352)
Increase in cash and cash equivalents	375	4,362
Cash and cash equivalents - beginning of period	27,530	32,548
Cash and cash equivalents - end of period	$27,905	$36,910

Interest paid	$48,033	$49,147
Income taxes paid	$14,655	$7,778

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$213,878	$24,191	$—	$238,069
Cost of sales	92,931	8,387	—	101,318
Gross profit	120,947	15,804	—	136,751
Advertising and promotion	34,595	4,072	—	38,667
Contribution margin	$86,352	$11,732	$—	98,084
Other operating expenses				28,736
Operating income				69,348
Other expense				25,336
Income before income taxes				44,012
Provision for income taxes				10,760
Net income				$33,252
*Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$424,662	$45,561	$—	$470,223
Cost of sales	181,742	17,663	—	199,405
Gross profit	242,920	27,898	—	270,818
Advertising and promotion	65,609	7,859	—	73,468
Contribution margin	$177,311	$20,039	$—	197,350
Other operating expenses				56,516
Operating income				140,834
Other expense				50,772
Income before income taxes				90,062
Provision for income taxes				22,885
Net income				$67,177
*Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,950	$23,407	$—	$239,357
Cost of sales	92,007	9,878	—	101,885
Gross profit	123,943	13,529	—	137,472
Advertising and promotion	33,325	3,717	—	37,042
Contribution margin	$90,618	$9,812	$—	100,430
Other operating expenses				29,506
Operating income				70,924
Other expense				27,405
Income before income taxes				43,519
Provision for income taxes				12,678
Net income				$30,841
* Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$430,725	$42,801	$19,811	$493,337
Cost of sales	181,160	17,494	16,588	215,242
Gross profit	249,565	25,307	3,223	278,095
Advertising and promotion	66,583	7,140	430	74,153
Contribution margin	$182,982	$18,167	$2,793	203,942
Other operating expenses				60,531
Operating income				143,411
Other expense				53,432
Income before income taxes				89,979
Provision for income taxes				24,672
Net income				$65,307
* Intersegment revenues of $4.3 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•
Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture, allocated cost that remain after divestiture and impact of foreign currency exchange rates in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse and divestiture.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain transition and divestiture-related costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less net interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain transition and other costs associated with new warehouse and divestiture.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain transition and other costs associated with new warehouse and divestiture.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse and divestiture.

•	Net Debt: Calculated as total principal amount of debt outstanding ($1,767,000 at September 30, 2019) less cash and cash equivalents ($27,905 at September 30, 2019). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$238,069	$239,357	$470,223	$493,337
Revenue Growth	(0.5)%		(4.7)%
Adjustments:
Revenues associated with divestiture	—	—	—	(19,811)
Allocated costs that remain after divestiture	—	—	—	(659)
Impact of foreign currency exchange rates	—	(1,155)	—	(2,557)
Total adjustments	—	(1,155)	—	(23,027)
Non-GAAP Organic Revenues	$238,069	$238,202	$470,223	$470,310
Non-GAAP Organic Revenue Growth	(0.1)%		—%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$238,069	$239,357	$470,223	$493,337

GAAP Gross Profit	$136,751	$137,472	$270,818	$278,095
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.4%	57.4%	57.6%	56.4%
Adjustments:
Transition and other costs associated with new warehouse and divestiture (1)	1,407	—	1,407	170
Total adjustments	1,407	—	1,407	170
Non-GAAP Adjusted Gross Margin	$138,158	$137,472	$272,225	$278,265
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	58.0%	57.4%	57.9%	56.4%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
(In thousands)
GAAP General and Administrative Expense	$22,514	$24,034	$44,220	$47,975
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.5%	10.0%	9.4%	9.7%

Adjustments:
Transition and other costs associated with divestiture (1)	—	2,850	—	4,272
Total adjustments	—	2,850	—	4,272
Non-GAAP Adjusted General and Administrative Expense	$22,514	$21,184	$44,220	$43,703
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	9.5%	8.9%	9.4%	8.9%
(1) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income	$33,252	$30,841	$67,177	$65,307
Interest expense, net	24,477	27,070	49,497	53,010
Provision for income taxes	10,760	12,678	22,885	24,672
Depreciation and amortization	7,222	7,994	14,283	16,366
Non-GAAP EBITDA	75,711	78,583	153,842	159,355
Non-GAAP EBITDA Margin	31.8%	32.8%	32.7%	32.3%
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (1)	1,407	—	1,407	170
Transition and other costs associated with divestiture in General and Administrative Expense (2)	—	2,850	—	4,272
Gain on divestiture	—	(1,284)	—	(1,284)
Total adjustments	1,407	1,566	1,407	3,158
Non-GAAP Adjusted EBITDA	$77,118	$80,149	$155,249	$162,513
Non-GAAP Adjusted EBITDA Margin	32.4%	33.5%	33.0%	32.9%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(2) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2019	2019 Adjusted EPS	2018	2018 Adjusted EPS	2019	2019 Adjusted EPS	2018	2018 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$33,252	$0.65	$30,841	$0.59	$67,177	$1.31	$65,307	$1.24
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (1)	1,407	0.03	—	—	1,407	0.03	170	—
Transition and other costs associated with divestiture in General and Administrative Expense (2)	—	—	2,850	0.05	—	—	4,272	0.08
Gain on divestiture	—	—	(1,284)	(0.02)	—	—	(1,284)	(0.02)
Accelerated amortization of debt origination costs	—	—	706	0.01	—	—	706	0.01
Tax impact of adjustments (3)	(344)	(0.01)	824	0.02	(344)	(0.01)	420	0.01
Normalized tax rate adjustment (4)	—	—	222	—	—	—	415	0.01
Total adjustments	1,063	0.02	3,318	0.06	1,063	0.02	4,699	0.09
Non-GAAP Adjusted Net Income and Adjusted EPS	$34,315	$0.68	$34,159	$0.65	$68,240	$1.33	$70,006	$1.33
Note: Amounts may not add due to rounding.
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(2) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income	$33,252	$30,841	$67,177	$65,307
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	14,039	5,349	28,896	23,054
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	2,932	3,065	6,927	6,746
Total adjustments	16,971	8,414	35,823	29,800
GAAP Net cash provided by operating activities	50,223	39,255	103,000	95,107
Purchases of property and equipment	(3,866)	(2,605)	(5,822)	(5,074)
Non-GAAP Free Cash Flow	46,357	36,650	97,178	90,033
Transition and other payments associated with new warehouse and divestiture (1)	810	7,429	810	7,618
Non-GAAP Adjusted Free Cash Flow	$47,167	$44,079	$97,988	$97,651
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Payments related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Outlook for Fiscal Year 2020:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2020 Projected EPS
	Low	High
Projected FY'20 GAAP EPS	$2.61	$2.68
Adjustments:
Integration of new logistics provider (1)	0.15	0.15
Total Adjustments	0.15	0.15
Projected Non-GAAP Adjusted EPS	$2.76	$2.83
(1) Represents costs to integrate our new logistics provider into our operations.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2020 Projected Free Cash Flow
(In millions)
Projected FY'20 GAAP Net cash provided by operating activities	$205
Additions to property and equipment for cash	(15)
Projected Non-GAAP Free Cash Flow	190
Payments associated with integration of new logistics provider	10
Projected Non-GAAP Adjusted Free Cash Flow	$200